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                                  EXHIBIT 10.34

                              CREDIT PLAN AGREEMENT

                          Dated as of December 11, 1995

                                     Between


        SYMS Corporation, a New Jersey corporation ("Syms") and Citicorp Retail Services, Inc., a Delaware corporation ("CRS").

        PRELIMINARY STATEMENT. Syms, through its stores, is engaged in the business of the sale at retail of family clothing and other merchandise. CRS is engaged primarily in the business of lending money, including but not limited to the operation of credit card plans. General Electric Capital Corporation ("GECC") currently operates a credit program for Syms' customers (the "Credit Plan"). Syms and CRS have agreed that pursuant to the terms of this Agreement
(i) Syms will arrange for GECC to sell and CRS shall buy the Eligible Receivables outstanding under the Credit Plan and GECC's interest in the Credit Agreements, and (ii) CRS will continue to operate and manage in a professional manner the Credit Plan under which certain existing customers of Syms may continue to utilize the Credit Plan and certain customers of Syms who meet initial and continuing credit standards may enter into Credit Agreements with CRS to open revolving credit accounts and thereafter obtain loans from CRS to pay for goods and services purchased from Syms.

        NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                        DEFINITIONS

        SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                "Account" means a credit-card-accessed open-ended consumer loan account established in favor of a Charge Customer under a Credit Agreement.

                "Account Balance" means, with respect to any Account, the outstanding balance (or credit balance) of such Account at the time of determination, which shall consist of, without limitation, (i) the aggregate Face Amount of all Receivables (other than Ineligible Receivables) posted to such Account prior to such time, and (ii) the aggregate amount of all fees and charges posted to such Account prior to such time, including, without limitation, interest and finance charges, returned check charges or late charges, minus the aggregate amount of all credits posted to such Account prior to such time.

                "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim of any person or entity other than CRS.
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                "Business Day" means any day other than a Saturday, Sunday,
        Federal legal holiday or legal holiday under the laws of the State of New York.

                "Charge Customer" means a person now or hereafter having a Credit Agreement in effect under the Credit Plan.

                "Charge Slip" means the printed form that Charge Customers use in exercising their credit privileges under the Credit Plan.

                "Credit Adjustment Slip" means that form of merchandise return slip or customer balance adjustment slip used to reflect a credit or a debit to a Charge Customer's Account.

                "Credit Agreement" means a written agreement between a Charge Customer and GECC or CRS pursuant to which such Charge Customer is obligated to repay Loans under the Credit Plan and finance charges and other charges related thereto.

                "Credit Plan" means the revolving credit plan pursuant to which a Charge Customer may obtain loans to finance the purchase of goods and services at Stores of Syms and from third parties pursuant to Section 7.08, provided that any reference to the CRS Credit Plan shall include financial services and products of CRS, all as provided herein.

                "Contract Year" means the period from the Conversion Date to the end of the calendar month on which the first anniversary of the Conversion Date occurs and, thereafter, a period ending on each anniversary of the first Contract Year.

                "Dates": "Last Billing Date" means, for each billing cycle of Existing Customers, the date for such cycle as of which GECC will prepare the final monthly billing statements prior to the Conversion Date for the Eligible Receivables for such Existing Customers, and unless otherwise agreed will be a date during the month prior to the Closing Date. "Conversion Date" means the day on which CRS will commence providing the services specified in Article VII and, unless otherwise agreed, shall be the Closing Date. "Closing Date" means the Business
        Day on which GECC or Syms delivers to CRS or its affiliate the certificate, assignment, and other documents required by Section 2.02, and unless otherwise agreed will be no later than March 12, 1996.

                "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services excluding trade debt,
        (ii) obligations as lessee under leases which shall have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and (iv) liabilities in respect

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        of unfunded vested benefits under plans covered by Title IV of the
        Employment Retirement Income Security Act of 1974, as amended from time to time or any successor statute ("ERISA").

                "Eligible Customer" means an Existing Customer who is not described in Schedule 2.

                "Event of Default" has the meaning set forth in Article VIII.

                "Existing Customer" means a Charge Customer having a Credit Agreement in effect on the Conversion Date.

                "Face Amount" means, with respect to any Receivable, an amount equal to the total amount reflected on the Loan or Charge Slip with respect to such Receivable.

                "Final Receivables" has the meaning set forth in Section 9.02.

                "Ineligible Customer" means an Existing Customer who is so described in Schedule 2.

                "Inquiries and Complaints" has the meaning set forth in Section 7.06.

                "Loan" means a loan obtained by a Charge Customer from GECC or CRS under the Credit Plan.

                "Merchandise Complaint" means any inquiry, complaint, dispute or conflict between a Charge Customer and Syms (but excluding any inquiry, complaint, dispute or conflict of any third parties operating as described in Section 7.08) whether communicated or addressed to Syms or to CRS, which involves the identity, quality, condition, performance or delivery of goods or services or any representation or warranty or any recall or replacement program with respect thereto.

                "Net Credit Sales" means, for any period of time, the total dollar amount of all sales evidenced by Charge Slips transmitted to CRS during such period, as increased or decreased by the total dollar amount of all Credit Adjustment Slips transmitted to CRS during such period.

                "Operating Procedures" means all of the procedures, instructions, manuals, forms, policies and practices now or hereafter in effect which govern the operation of the Credit Plan, including but not limited to:

                         (a) the manner in which Charge Customers may apply for
                and obtain an Account, and enter into Credit Agreements;

                         (b) the manner in which Credit limits for each Charge
                Customer are established and may be revised from time to time;

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                         (c) the manner in which Charge Customers may obtain a
                Loan to pay for a purchase and thereby create a Receivable;

                         (d) the manner in which Charge Customers are issued
                Credit Adjustment Slips for returns and adjustments or in response to Merchandise Complaints;

                         (e) the manner in which Receivables are billed and
                collected, and related Inquiries and Complaints from Charge Customers are answered; or

                         (f) any other guidelines governing point-of-sale
                transactions as agreed to by the parties and as may be amended from time to time.

                "Outstanding Receivables" means for any particular day the amount of all unpaid Receivables owned by CRS as of such day which have not been written off.

                "Receivable" means all indebtedness or other amounts owing of each Charge Customer arising under his or her Credit Agreement, including the obligation to repay Loans, all periodic, minimum and other finance charges accrued thereon or added thereto, and all late charges, returned check fees, penalties, attorneys' fees or other amounts payable pursuant to such Credit Agreement. "Ineligible Receivables" means the Receivables of Ineligible Customers (incurred before the Conversion
        Date). "Eligible Receivables" means the Receivables of Eligible Customers. "Authorized Receivables" means Receivables incurred on and after the Conversion Date meeting the authorization requirements set forth in this Agreement.

                "Records" means all books, records and documents (including, without limitation, the master file and other computer tapes and disks) relating to the Receivables and includes, without limitation, all (a) Charge Slips evidencing the Loans, (b) Credit Adjustment Slips, and (c) the Credit Agreements, provided, however, that for purposes of Section
        3.03 hereof Records shall be limited to the electronic telecommunications from Syms to CRS or its affiliate of the amount of credits and debits to be applied to the Accounts by CRS, the date of the transaction and the identity of the Account to which such Charge and Credit Adjustment Slips relate. Upon receipt of such transmission, CRS shall credit or debit such amount to the appropriate Account.

                "Store" means a retail store now or hereafter operated by Syms or any of its subsidiaries.

                "Termination Date" shall have the meaning set forth in Section 9.01.

                "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

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                "GECC Agreement" means the Agreement between Syms and GECC dated as of March 12, 1987, as amended from time to time.

        SECTION 1.02. Preparation for Conversion. Prior to the Conversion Date, Syms will or will use its best efforts to cause GECC to (1) make available to CRS additional information concerning the GECC Credit Plan in effect prior to the Conversion Date and Charge Customers and supply CRS with additional details of the Accounts to be converted, in each case in accordance with Schedule 1, and
(2) continue to operate the Credit Plan in all material respects in accordance with the Operating Procedures for the Credit Plan now in effect (except as may be required by law). Prior to the Conversion Date, CRS will make all necessary preparations to commence service hereunder on the Conversion Date. Certain details of the undertakings of the parties with respect thereto are set forth in
Schedule 1. Notwithstanding the foregoing, Syms will notify CRS on a monthly basis of all changes, to Syms' knowledge, that GECC makes to the Operating Procedures or credit standards, which could have an adverse impact on the value of the Existing Receivables, the conversion of the Credit Plan or the operation of the Credit Plan after conversion.

        SECTION 1.03. Operations Prior to the Purchase of the Receivables.

        (a) Prior to the Conversion Date, Syms will use its best efforts including exercising all rights Syms has under the GECC Agreement (i) to keep the Credit Plan available in all of the Stores in which the Credit Plan is currently in effect and which are not closed or sold prior to the Conversion Date, (ii) to provide authorization services to such Stores, promptly post Loans, finance charges, credits and payments to the Accounts, render timely and accurate monthly billing statements, receive payments and refund credit balances, pursue diligent collection efforts, handle all complaints concerning bills (as well as goods and services sold) and adjust them), maintain books and records, render the reports and files to CRS as provided in Schedule 1, (iii) to maintain the current credit standards, aging, and write-off policies and (iv) to conduct all activities with respect to the Credit Plan in accordance with all legal requirements and good business practices.

        (b) Except as expressly provided in this Agreement, Syms will use all commercially reasonable efforts to cause GECC not to send to its Charge Customers generally any communication with respect to the GECC Credit Plan that could reasonably be expected to materially adversely affect CRS's ability to collect and administer the Receivables after the Conversion Date, including, but not limited to, legal notices required by a change in law after the date hereof, or any offering of the goods or services of third parties, except pursuant to contracts now in existence, without the prior review of CRS. In the event GECC sends such communication, CRS may adjust the Discount Rate (as defined in Section 3.01) to compensate CRS for such materially adverse effect if CRS is not otherwise reimbursed for such adverse effect.


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                                   ARTICLE II

                    PURCHASE OF GECC CREDIT PLAN RECEIVABLES
                        AND COMMENCEMENT OF SERVICE, ETC.

        SECTION 2.01. Purchase of Receivables. (a) As of the Last Billing Date for each cycle, Syms will cause GECC to prepare and mail a statement to each Charge Customer in whose account there were Eligible Receivables or a credit balance during the billing period ended on such Last Billing Date which statement shall direct the Charge Customer to make payment to GECC and unless the parties shall agree upon an alternative arrangement Syms shall cause GECC to process all Charge Customer payments received prior to the Closing Date and shall use all commercially reasonable efforts to cause GECC to automatically forward to CRS within one Business Day all such payments received after the Closing Date without handling or processing by Syms or GECC.

        (b) As of the Closing Date: (i) without recourse, except as provided herein, CRS will purchase and Syms will cause GECC to sell and assign to CRS all of the Eligible Receivables of all Existing Customers; (ii) Syms will cause GECC to assign to CRS all of its interest in the Credit Agreements and Accounts of all Existing Customers having Eligible Receivables (including Existing Customers having credit and zero balances); and (iii) CRS will assume liability for any credit balances as set forth in such statements and will refund credit balances in accordance with applicable legal requirements.

        SECTION 2.02. Closing. On the Closing Date:

        (a) Syms will deliver to CRS or its affiliate at Melville, New York:

               (i) a certificate of the controller of Syms dated the Closing Date, setting forth his calculation in good faith of the purchase price of all Eligible Receivables, which shall be the aggregate Account Balance of all Eligible Receivables of Eligible Customers as of the close of business on the Business Day immediately preceding the Closing Date plus assessed and unbilled finance charges on each Account since its Last Billing Date (net of a reasonable estimate made in consultation with GECC and CRS of the portion thereof which will not be billed because the Charge Customer will pay his bill in full before the expiration of the free period) determined in accordance with the books and records of Syms, subject to adjustment as hereinafter provided.

               (ii) an Assignment to CRS of all of GECC's interest in all of the Eligible Receivables of all Existing Customers and in the Credit Agreements and Accounts of Existing Customers (including Existing Customers having credit and zero balances) executed by authorized officers of GECC.

               (iii) other documents required by Section 4.01.

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               (iv) electronic information in a form and format reasonably acceptable to CRS containing the current master file of all Accounts and Receivables of Eligible Customers as of the Closing Date.

               (v) acknowledgment copies of proper financing statements (Form UCC-1) naming GECC as the debtor and assignor of Receivables and CRS as secured party and assignee, or other, similar instruments or documents, as may reasonably be necessary under the UCC of all appropriate jurisdictions or any comparable law to perfect the ownership interests in all Receivables, Accounts and Credit Agreements in which an interest may be assigned hereunder.

        (b) CRS will pay to Syms (or, at the direction of Syms, to GECC) the net amount certified pursuant to subsection (a)(i) above, by crediting such amount to the account of Syms or GECC (as the case may be) with Citibank, N.A. or such other bank as Syms may direct, in immediately available funds.

        SECTION 2.03. Commencement of Service. On the Conversion Date, CRS will assume the responsibility for servicing, in accordance with Article VII, the Accounts which are assigned to CRS pursuant to this Article II. Notwithstanding the sale of Accounts hereunder, Syms shall retain ownership of the list of its customers' names and addresses and the goodwill existing therefrom, while recognizing that the Charge Customers are also customers of CRS. CRS shall keep said list confidential and not disclose same or any part thereof to any third party, other than in accordance with Section 10.06. Without Syms' written permission, CRS further agrees not to sell such names and addresses.

        SECTION 2.04. Delivery of Records. On a Business Day which shall be no more than 10 days after the Closing Date and selected by Syms on at least two days' notice to CRS, Syms will deliver to CRS or its affiliate at Melville, New York, all of the Records relating to Eligible Customers to be delivered pursuant to Schedule 1.

        SECTION 2.05. Adjustment Payments. (a) On the Business Day after such delivery of Records, CRS will pay to Syms (or, if so directed by Syms, to GECC) the excess (if any) of (x) the aggregate amount of the Account Balances reflected in the Records delivered pursuant to Section 2.04 over (y) the amount paid pursuant to Section 2.02(b) above, in the manner specified in such Section; or Syms will pay or cause GECC to pay to CRS the excess (if any) of the amount specified in clause (y) above over the amount specified in clause (x) above.

        (b) As soon as possible after the first billing date of each Account after the Closing Date, CRS will compare the actual finance charges assessed for each Account to the assessed and unbilled finance charge estimate included as part of the purchase price at the Closing Date. The actual finance charges will be prorated to include the period up to but not including the Closing Date. Any variance between the actual finance charges and the estimate will be settled upon between Syms and CRS.

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                                   ARTICLE III

                             REIMBURSEMENT FOR LOANS

        SECTION 3.01. Reimbursement at Discount. CRS will remit the proceeds of any Loan to Syms for each Loan that CRS makes hereunder to a Charge Customer to pay for goods and services purchased from Syms or a third party seller by paying to Syms the amount of the Loan less a discount computed as a percentage of each Loan as provided in Section 3.02 ("Discount Rate").

        SECTION 3.02. Discount. The parties agree that the Discount Rate shall be one and fifteen one hundredths percent (1.15%) on Net Credit Sales. However, if Syms achieves the following Net Credit Sales Thresholds during any of the first five Contract Years, the Discount Rate shall be reduced to ninety hundredths percent (.90%) for the applicable contract year, and CRS will reimburse Syms an amount equal to twenty five hundredths percent (.25%) (the "Discount Adjustment Rate") multiplied by the Net Credit Sales for such applicable Contract Year. The result will be an effective Discount Rate of ninety hundredths percent (.90%).

        Contract Year                      Net Credit Sales Threshold
        -------------                      --------------------------
        First                                    $57,965,000.00
        Second                                   $69,225,000.00
        Third                                    $75,625,000.00
        Fourth                                   $82,325,000.00
        Fifth                                    $89,400,000.00

If Syms does not meet the above Net Credit Sales Thresholds during any Contract Year, but does in a particular Contract Year achieve Net Credit Sales in excess of the prior Contract Year's Net Credit Sales Threshold, the Discount Rate will be adjusted downward according to the following example. In the fourth Contract Year, Net Credit Sales were $80,000,000.00. Subtract $75,625,000 (the third Contract Year's Net Credit Sales Threshold) from $80,000,000.00, which equals $4,375,000.00. Then divide $4,375,000.00 by $6,700,000.00 (the difference between the fourth and third Contract Years' Net Credit Sales Thresholds), which equals 0.6529. 0.6529 is then multiplied by the Discount Adjustment Rate of 0.25%, which equals 0.16%. In this example, the Discount Rate for the fourth Contract Year would be reduced by 0.16%, which means the Discount Rate applicable for the fourth Contract Year would be 0.99%. In addition, the Discount Rate for the first Contract Year may be adjusted downward according to the above example if the Net Credit Sales for that first Contract Year are in excess of the Net Credit Sales for the previous twelve months that GECC was operating the Credit Plan but did not meet the Net Credit Sales Threshold of $57,965,000.00 for the first Contract Year. This possible reduction in the Discount Rate shall be calculated and reimbursed to Syms within sixty days of the end of any Contract Year.

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        SECTION 3.03. Settlement Procedures. The proceeds of each Loan less the applicable Discount Rate will be paid to Syms by CRS on the Business Day following the day on which the Records of such Loans (i.e., electronic data transmissions) are received before 11:00 a.m. ET or if received later, on the second Business Day, by crediting same day funds to an account in the name of Syms at Citibank, N.A. or otherwise as directed by Syms. CRS will use all commercially reasonable efforts to pay the above amount to Syms by 1:00 p.m. ET of the next Business Day. Subject to Section 3.07, all such payments may be made net of any other amounts due from Syms to CRS under this Agreement, including but not limited to payments pursuant to Sections 3.03 through 3.08, provided Syms receives a monthly accounting itemizing such deductions. In the event that amounts due from Syms to CRS under this Agreement on any Business Day shall exceed amounts payable by CRS to Syms, Syms shall pay such excess to CRS by crediting funds to the account of CRS at Citibank, N.A., New York, New York on the same time schedule as stated above in this Section 3.03. Information regarding Loans, payments transmitted by Syms and other credits issued to be applied to Accounts by CRS shall be provided electronically from Syms to CRS's computers in a form prescribed by CRS and shall include all information that could reasonably be expected to be necessary for the maintenance of Records and the preparation of billing statements by CRS in accordance with law and good business practice.

        SECTION 3.04. Assignment of Certain Receivables. (a) CRS may, until 90 days after the Closing Date, from time to time assign to Syms without recourse all of CRS's interest in any unpaid Receivable (including finance and other charges) which arises out of a Loan if in the good faith judgment of CRS the validity of such Loan, the obligation of the Charge Customer to pay such Receivable or the ability of CRS to bill it to the Charge Customer or collect it has been materially adversely affected by one of the following events or conditions:

        (i) at the time such Loan was made any of the representations or warranties of Syms in Section 5.03 was not true;

        (ii) the Loan was made as the result of fraud or misrepresentation in or alteration of an application, Charge Slip or other Record of the transaction which in the good faith judgment of CRS was caused directly by fraud or negligence of an officer or employee of Syms or any Store;

        (iii) an officer or employee of Syms or a Store failed to materially comply with the Agreement or any Operating Procedure in connection with such Loan;

        (iv) the Loan was made to an Existing Customer who was included as an Eligible Customer on the Conversion Date and who in response to CRS's collection efforts has denied the existence of an enforceable Credit Agreement, and Syms or GECC cannot provide to CRS upon request proof that the Charge Customer has executed or otherwise accepted an enforceable Credit Agreement;

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        (b) CRS shall provide with each such assignment a reasonably detailed explanation setting forth the basis for CRS's conclusion that subsection (a) is applicable.

        (c) Syms shall pay CRS for each Receivable so assigned the full amount thereof including finance and other charges, within 10 days after such assignment.

        (d) CRS shall continue to bill and otherwise diligently attempt to collect from Charge Customers any Receivables so assigned (to the extent that such activity does not violate any law or good business practices), provided that Syms pays CRS for its costs of such billing and collection attempts at a rate to be agreed upon. All collections of such Receivables (including finance and other charges accrued before and after the assignment) will be paid over by CRS to Syms (net of any fees to collection agencies and/or attorneys incurred in accordance with CRS's normal collection practices).

        (e) Except for those Receivables described in this Section 3.04, CRS shall assume Receivables on a non-recourse basis and under no circumstance shall it have the right to assign or otherwise transfer to Syms any Receivable that arises out of a Loan. Up to 90 days from the Closing Date, the provisions of
Section 3.04 shall apply to any loan made pursuant to such Receivables. After 90 days, the provisions of Section 7 shall apply to any Loan made pursuant to such Receivable.

        SECTION 3.05. Customer Service Adjustments. Whenever pursuant to Section 7.06, Syms determines, in response to a Merchandise Complaint or similar inquiry from a Charge Customer, to accept a return of goods for full or partial credit or make an adjustment in the principal amount or finance or other charges accrued or payable with respect to the Account of a Charge Customer, Syms shall issue a Credit Adjustment Slip to be applied to the Charge Customer's Account by CRS. Syms shall notify CRS of such issuance promptly, via the daily transmission provided by Syms to CRS, of the amount thereof, which CRS will apply to the Account, thereby reducing the Account Balance.

        SECTION 3.06. Postal Rates. Syms will reimburse CRS within 30 days of billing for any additional actual out-of-pocket expenses incurred by CRS to mail billing statements and other correspondence to Charge Customers directly due to an increase in the postal rates charged by the postal service above those in effect on the Conversion Date. Syms reimbursement shall be capped at $20,000 per year.

        SECTION 3.07. Billings by Parties. Except as otherwise provided in this Agreement, any amount for which either party becomes liable to the other under this Agreement, shall be billed monthly with payment due within thirty days of the billing date. Any amounts owed to a party and not paid when due may be set off against any amounts owing to the other party under this Agreement.

        SECTION 3.08. Servicing Fee. CRS shall pay Syms on the Closing Date a $200,000.00 one-time Servicing Fee for the right to service the Credit Plan for the first five Contract Years. However, if Syms terminates this Agreement during the first five Contract Years for any reason other than breach by CRS, Syms shall proportionately

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reimburse CRS for this Servicing Fee. For example, if Syms terminates this
Agreement in the Third Contract Year, Syms shall reimburse CRS $80,000.00, which represents the part of the Servicing Fee apportioned to the fourth and fifth Contract Year.

        SECTION 3.09. Historical Financial Information. In the event that CRS discovers within 30 days of receiving tapes from GECC that there were substantial discrepancies between such tapes and previous information supplied to CRS by Syms, the parties agree to meet and discuss such discrepancies. However, Syms shall have no obligation during such meeting to take any specific actions.


                                   ARTICLE IV

                        CONDITIONS OF PURCHASE AND LOANS

        SECTION 4.01. Conditions Precedent to Purchase and Loans. (a) The obligation of CRS to purchase the Eligible Receivables from GECC on the Closing Date is subject to the conditions precedent that (i) Syms shall have performed all of its obligations under Article I and Schedule I and (ii) CRS or its affiliate shall have received on or before the Closing Date the documents listed in Section 2.02 and the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to CRS:

        (i) Acknowledgment copies of proper Financing Statements (Form UCC-3), if any, necessary to terminate or exclude from any previously filed Financing Statement all security interests and other rights of any person in the Receivables, Accounts and Credit Agreements including any interests therein as proceeds of any inventory of Syms (except to the extent such interests have been subordinated by an intercreditor agreement reasonably satisfactory to CRS); and

        (ii) Certified copies of Requests for Information (Form UCC-11) dated a date reasonably near to the Conversion Date, listing all effective financing statements which name Syms (under its present name and any previous name) as debtor, together with copies of such financing statements.

        (iii) Such other approvals, certificates, documents and opinions as CRS may reasonably request.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

        SECTION 5.01. Representations and Warranties of Syms. Syms represents and warrants to CRS on the date hereof, and on the date of each remittance pursuant to Section 3.03 as follows:

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        (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the state of New Jersey and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

        (b) The execution, delivery and performance by Syms of this Agreement, and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, are within Syms corporate powers, have been duly authorized by all necessary corporate action, do not contravene
(i) Syms charter or by-laws or (ii) any law or any contractual restriction binding on or affecting Syms.

        (c) This Agreement constitutes the legal, valid and binding obligation of Syms enforceable against Syms in accordance with its terms.

        (d) The consolidated balance sheet of Syms and its subsidiaries as of December 31, 1994, and the related statements of income and retained earnings for the fiscal year then ended certified by Deloitte and Touche, L.L.P., independent public accountants, copies of which have been furnished to CRS, fairly present the financial condition of Syms as at such dates and the results of the operations of Syms for the periods ended on such dates.

        (e) There are no actions, suits or proceedings pending, or to the knowledge of Syms threatened against or affecting Syms or any subsidiary, or the property of Syms or of any subsidiary, in any court, or before any arbitrator of any kind, or before or by any governmental body, which could reasonably be expected to have a material adverse effect on Syms.

        (f) On and after the Closing Date CRS, unless it fails to file any financing statement correctly, has a valid and perfected ownership interest in each Receivable and each related Account and Credit Agreement and the proceeds thereof, each such interest having first priority over any other ownership or security interest therein or any other Adverse Claim; and no effective financing statement or other instrument similar in effect caused or suffered to be filed against Syms or its subsidiaries covering any Receivable, Account or Credit Agreement or the proceeds thereof or non-cash proceeds of any inventory of Syms is on file against Syms or any of its subsidiaries in any recording office except such as may be filed in favor of CRS in accordance with this Agreement and except that inventory may be covered by liens and filings other than by CRS provided any filing on inventory is filed after CRS's financing statements have been filed against Syms or if filed prior to CRS's filing is properly subordinated to CRS with respect to the Receivables.

        SECTION 5.02. Representations and Warranties of CRS. CRS represents and warrants to Syms on the date hereof and on the date of each remittance pursuant to Section 3.03 as follows:

        (a) CRS is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and on each date on which this representation is again made will be duly qualified or licensed to do business and will be in good standing in each jurisdiction, if any, where the character of its assets or business requires it to be so qualified.

        (b) The execution, delivery and performance by CRS of this Agreement and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene
(i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting CRS and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

        (c) This Agreement constitutes the legal, valid and binding obligation of CRS enforceable against CRS in accordance with its terms.

        (d) There are no actions, suits or proceedings pending or to the knowledge of CRS threatened against or affecting CRS or any subsidiary, or the property of CRS or of any subsidiary, in any court, or before any arbitrator of any kind, or before or by any governmental body, which could reasonably be expected to have a material adverse effect on CRS.

        (e) Credit card applications will be approved or declined in compliance with applicable regulations including Regulation B and the Equal Credit Opportunity Act, which specifically address discrimination.

        SECTION 5.03. Representations and Warranties as to Charge Customers and Receivables. Syms further represents and warrants to CRS on the date hereof that:

        (a) GECC has previously issued to each Existing Customer a credit card in full compliance with all Federal and applicable state laws and regulations relating to the issuance of credit cards or requests therefor.

        (b) GECC has entered into a valid, binding and enforceable Credit Agreement signed or otherwise accepted by each Eligible Customer.

        (c) Each periodic billing statement rendered by or on behalf of Syms prior to and as of the Last Billing Date was in full compliance with all Federal and applicable state laws and regulations.

        (d) Each Receivable sold to CRS pursuant to Article II has been or will have been incurred in accordance with the Operating Procedures in effect at the time it was incurred, and, whether or not such Procedures so provided, the following shall be true:

                (i) Such Receivable was incurred by a Charge Customer solely as consideration for a bona fide sale of goods or services by Syms or an authorized third party provider under the GECC Agreement and is not subject to any dispute, offset, counterclaim or defense other than a potential Merchandise Complaint that has not been asserted.

                (ii) If a credit card was used, the card appeared to be valid on its face and showed no signs of having been altered, defaced or tampered with and the last name of the name signed on the card was the same as the last name of the name embossed or otherwise placed on the card by the issuer, and the signature of the customer signed on the Charge Slip compared favorably with the signature on the signature panel of the credit card; if no credit card was used, Syms warrants the identity of the customer as the Charge Customer whose account number is given.

                (iii) The Charge Customer was given or sent a Charge Slip setting forth a description of the goods or services, the date of the transaction, and the full price including taxes, and any other information required by law; Syms has retained a copy and undertakes to deliver it to CRS on demand.

                (iv) Such Receivables identified by Syms as Eligible Receivables are Eligible Receivables incurred prior to the Conversion Date.


                                   ARTICLE VI

                                COVENANTS OF SYMS

        SECTION 6.01. Affirmative Covenants of Syms. Until Syms or its designee has paid to CRS the purchase price of the Final Receivables (as defined in Section 9.02) or all the Receivables have been collected or written off by CRS, Syms will, unless CRS shall otherwise consent in writing (which consent shall not be unreasonably withheld):

        (a) Compliance with Laws, Etc. Comply in all material respects with all applicable material laws, rules, regulations and orders with respect to it and its business and properties and to the extent applicable the Credit Plan.

        (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interest of CRS hereunder or in the Receivables, or the ability of Syms or CRS to perform their respective obligations hereunder.

        (c) Performance and Compliance with Credit Agreements. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under Credit Agreements except to the extent CRS is required to perform such obligations.

        (d) Credit Plan and Operating Procedures. Comply in all material respect with the Credit Plan and Operating Procedures in regard to each Receivable and Loan and to the extent applicable the related Credit Agreements, provided, however, that failure to comply with an Operating Procedure not adopted in accordance herewith or not previously furnished in writing to Syms shall not constitute a breach of this provision. In the event of any conflict between any Operating Procedures and any term of this Agreement, the latter shall prevail.

        (e) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property.

        (f) Notice of Store Openings and Closings. Provide a notice to CRS of the opening, closing or acquisition of a Store as soon as possible but in no event less than 45 days prior to such opening, closing or acquisition, unless such opening, closing, or acquisition is confidential. In that case, Syms will use best efforts to communicate with CRS as soon as practical thereafter. In addition, at least once each fiscal year, Syms shall advise CRS of its future plans with respect to Store openings, acquisitions and closings.

        (g) Records. Retain and make available to CRS on request all Charge Slips, Credit Adjustment Slips, and other Records necessary to substantiate the existence, validity and amount of each Loan and Account.

        SECTION 6.02. Reporting Requirements of Syms. Until Syms or its designee has paid to CRS the purchase price of the Final Receivables or all the Receivables have been collected or written off by CRS, Syms will, unless CRS shall otherwise consent in writing, furnish to CRS or its affiliate:

        (a) as soon as available and in any event within 90 days alter the end of each fiscal year of Syms, the consolidated balance sheets of Syms and its subsidiaries as of the end of such year and related statements of income and retained earnings and cash flow statements for such year, certified by nationally recognized independent public accountants;

        (b) promptly after the sending or filing thereof, copies of all annual and quarterly reports which Syms files with the Securities and Exchange Commission; and

        (c) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of Syms as CRS may reasonably from time to time request in order to protect its interests under or contemplated by this Agreement.

        SECTION 6.03. Negative Covenants of Syms. Until Syms or its designee has paid to CRS the purchase price of the Final Receivables or, all the Receivables have been collected or written off by CRS, Syms will not, without the prior written consent of CRS (which consent shall not be unreasonably withheld):

        (a) Sales, Liens, Etc. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Loan, Receivable or related Credit Agreement, or upon or with respect to any account to which any proceeds of any Receivable are sent, or assign any right to receive income in respect of any thereof.

        (b) Change in Business or Charge Plan or Operating Procedures. Make any change in the character of its business or in the Credit Plan or Operating Procedures, which change would, in any case, materially impair the collectibility of any Receivables.

        (c) Other Credit Plans. Enter into or suffer to exist any other Syms owned or operated credit plan in the Stores other than the Credit Plan, except
(i) as provided in Section 7.13, (ii) solely for use in any Stores not primarily engaged in the sale of retail clothing, (iii) after termination of this Agreement if Syms does not exercise the option to purchase or have a bank purchase the Receivables and CRS must collect-out the Receivables Syms may implement a credit program for its customers, provided (A) such program will not unreasonably confuse Charge Customers or interfere with or jeopardize the collectibility of the Receivables, (B) Syms will compensate CRS for any reasonable added expense due to the implementation of a new credit program provided a reasonably itemized accounting has been provided therefor, (C) Syms will not send without CRS's prior written consent (which consent shall not be unreasonably withheld) any communication to Charge Customers which refers to the Credit Plan or the new credit program which communication might materially adversely affect CRS's ability to collect the Receivables, and (D) Syms will not knowingly solicit any active Charge Customers for new accounts (provided Syms may accept unsolicited applications from such customers) or use the names, addresses or any other information regarding such customers in any way without the prior written consent of CRS.

        (d) Introduce a Co-Branded Card. Enter into a co-branded Visa or MasterCard arrangement without giving CRS or any of its affiliates the right to substantially and competitively match any other offer made to Syms. In addition, Syms must be satisfied with the performance of the Credit Plan or the right of first refusal described in this Section does not exist.

        SECTION 6.04. Merger, Etc. Before Syms shall merge or consolidate with any other entity or sell or transfer substantially all of its assets or capital to any entity, Syms shall provide to CRS as far in advance as reasonably possible satisfactory financial information concerning the surviving entity including the intentions of the parties with respect to the continued operation of the Credit Plan and, if the other party is in the retail business, at other stores to be operated by the surviving party, and such other information as would be appropriate to enable CRS to plan for the continued operation of the Credit Plan. If in the reasonable judgment of CRS, such transaction will have a materially adverse effect on Syms financial condition or the financial condition and operations of the business as it had been conducted by Syms, CRS may at its option terminate this Agreement on 90 days prior written notice to Syms which notice shall be given within 60 days after final and complete information is provided, effective only upon a consummation of the merger, consolidation or sale. In the event CRS does not elect to terminate, the Agreement shall survive any such merger or consolidation and in the case of a sale of all or substantially all of Syms assets, Syms shall require the acquiring or resulting entity to assume in writing this Agreement and all of Syms obligations and duties hereunder and enter into a supplementary agreement with CRS, reasonably satisfactory to CRS, which (if mutually agreed on by CRS and the surviving party) will specify the extent to which this Agreement will apply to any additional stores to be operated by the surviving party in accordance with Section 7.13 and will be substantially similar to this Agreement. Notwithstanding the foregoing, this Section 6.04 shall not apply to the sale or transfer of substantially all of Syms' assets to an affiliate of Syms as long as such affiliate become a party to this Agreement.


                                   ARTICLE VII

                   OPERATIONS BY CRS AFTER THE CONVERSION DATE

        During the period from the Conversion Date until the Termination Date:

        SECTION 7.01. Operation of Credit Plan. (a) During the term of this Agreement, CRS will operate, maintain and promote the Credit Plan for all Stores subject hereto in a professional manner in all material respects in accordance with applicable laws and regulations and substantially in accordance with the Operating Procedures, (including, without limitation, using the customized letter package currently used by Syms and complying with all applicable Consumer Credit Laws). However, the Bank may make changes therein from time to time, effective only upon 30 days prior written notice if such change relates to providing Records and settlement of Accounts, unless such change would have an insignificant impact on Syms, in which case CRS shall notify Syms of such change as soon as practical thereafter. CRS will provide to Syms the services hereinafter described, provided that CRS will not make a change which will impose a material additional cost or unreasonable burden on Syms or which is contrary to any specific provision of this Agreement unless such change is required by law. In addition, CRS shall not substantially change the billing methods and calculations used for Charge Customers as of the Closing Date. CRS will consider and discuss with Syms any requests by Syms to change any of the Operating Procedures or other aspects of the Credit Plan, but will not be obliged to put them into effect if they would adversely affect CRS's duties, responsibilities, costs of operations or the revenue therefrom without the written consent of CRS which consent will not be unreasonably withheld. Syms will cooperate with CRS in the operation of the Charge Plan and in developing and implementing procedures necessary for the operation of the Credit Plan by CRS. CRS agrees to operate the Credit Plan without using the CRS name to Charge Customers or potential Charge Customers. CRS shall own the Accounts and shall bear the credit risk for such Accounts, unless otherwise provided in this Agreement.

        (b) CRS will operate the Credit Plan with respect to each Store opened by Syms from the opening thereof subject to Sections 6.03(c) and 7.13, provided CRS receives the minimum notice required by Section 6.01(g) otherwise from the earliest practicable date following the opening of the Store and further provided that CRS may decline to operate the Credit Plan with respect to a new Store until such time as CRS receives notice of such Store opening if (i) Syms fails to provide any notice to CRS or its affiliate of the store opening or (ii) if such Store will not be operated as a typical Store (which means a retail store engaged primarily in the retail sale of family clothing and accessories or other similar goods).

        SECTION 7.02. Charge Customer Documents: Application Processing Services. (a) CRS will provide Syms at CRS's expense with appropriate quantities of Credit Plan applications, disclosure statements, temporary cards, take-one application dispensers, Charge Slips, Records, and other documents necessary to carry out the Credit Plan all of which shall become the property of Syms upon delivery to Syms subject to Syms obligation to use them only in accordance with the terms of the Agreement. CRS shall supply credit cards to all new Charge Customers, shall re-issue credit cards to existing Charge Customers if necessary, and shall honor all requests by existing Charge Customers for replacement or additional cards, as well as providing all change-in-terms notifications. CRS shall supply the carrier forms, welcome letters, Credit Agreements and envelopes along with such credit cards. CRS shall also supply the billing statements, the remittance envelopes included with the monthly bill, the collection letters mailed to delinquent Accounts and the decline letters mailed to rejected applicants. Credit Plan documents shall prominently display the Syms trademark or trade name, and Syms shall be responsible for the distribution of such documents to its Stores.

        (b) CRS will provide at its own expense an electronic application service to the Stores whereby a qualified person can be given a credit line if the application criteria set out in the Operating Procedures are satisfied. Such service will be available at the customer service desk and/or certain specified POS registers during normal Store hours. The qualified person will be able to purchase immediately utilizing a temporary account identification card together with additional identification. This temporary account identification will be good for 30 days and limited to the Store where the account was opened.

        (c) CRS shall also process applications from Charge Customers for increases in such Charge Customer's credit limit.

        (d) Syms shall take and transmit to CRS, or its affiliate, Charge Plan applications and applications for increases in credit limits in each Store at the customer service desk and shall promptly forward them to CRS.

        SECTION 7.03. Credit Standards; Account Pricing; Authorizations; and Processing of Loans. (a) The credit standards which CRS shall apply to the processing of Credit Plan applications, the setting of credit limits for Charge Customers, the processing of applications for increases of credit limits, the granting of authorizations for Loans, and the solicitation of pre-approved customers through direct mail and telephone solicitation programs shall be determined from time to time by CRS, according to its usual and applicable creditworthy standards, which constitutes proprietary information of CRS. CRS shall maximize the number of qualified applicants that are approved for credit under the Credit Plan and shall review periodically its credit standards to facilitate the highest number of qualified applicants being approved as possible. In addition, CRS will endeavor to apply substantially the same credit criteria as is applied under the Credit Plan as of December 11, 1995. (Syms has indicated that this current credit criteria has resulted in a 75% credit approval rate for the month of November, 1995.) If such credit criteria is not made available to CRS, CRS's goal will be to use credit criteria that is substantially similar to the existing credit criteria. However, as CRS has the sole credit loss risk, CRS reserves the right to change such credit criteria from time to time. Charge Customer Account pricing shall be as set forth in Schedule 4 and may not be amended except upon mutual agreement of the parties;

        (b) No Loan shall be made to a Charge Customer pursuant to the Credit Plan except in accordance with the loan authorization procedures set forth in the Operating Procedures. CRS will provide electronic authorization services to POS registers in each Store and Syms shall configure all POS registers in each Store so as to have access to such electronic authorization services for Loans in accordance with mutually acceptable protocols. Such services will be provided through the communications network selected by CRS. If Syms elects to use any other means of communication, Syms will give CRS at least 3 months prior notice of any such proposed change and will absorb all costs of such proposed change over $.08 per electronic authorization transaction. Such services will be provided during the hours set forth in the Operating Procedures and, on at least 1 week's notice from Syms, CRS will extend the times for such authorization services. At the time of each sale to be paid for by a Loan, Syms will prepare a Charge Slip, and at the time Syms gives a Charge Customer credit for the return of merchandise, or an adjustment of the price of the merchandise or for any other reason, with respect to a sale paid for by a Loan, Syms will issue a Credit Adjustment Slip. All Records will be either on a form to be provided to Syms in a format agreed upon by CRS and Syms or on a form provided by and specified by CRS which is compatible with Syms point-of-sale equipment, in each case subject to Section 7.02. Each day Syms will capture all of the information on all Records on magnetic records and transmit such information by electronic data transmission with appropriate summaries to CRS and forward such information to CRS or its affiliate, all in accordance with the Operating Procedures. CRS will provide authorization services to Syms via toll-free telephone lines during Store hours.

        SECTION 7.04. Processing of Loans, Refunds and Adjustments. CRS will maintain and update on a daily basis a master file and other Records of the Receivables based on information received from Syms with respect to Loans, credits, adjustments and payments received by Syms.

        SECTION 7.05. Billing and Collections. (a) CRS will bill Charge Customers monthly including amounts owed on the Conversion Date under the GECC Credit Plan, upon such lawful terms and conditions as CRS shall determine. The bills will include provisions for payment by mail to Syms and CRS will receive, process and promptly post such payments to the Accounts. The monthly bill will instruct the Charge Customers to make all payments to Syms, and CRS shall have the right to endorse the name of Syms on any and all checks made out to Syms or other forms of payment received by CRS in the performance of this Agreement and to deposit them in a Bank account for collection. CRS shall provide all in-house collection efforts for the Credit Plan. In the event that CRS sues a Charge Customer to collect a delinquent debt, Syms will cooperate reasonably with CRS in its prosecution of the suit. This Section shall survive and remain in effect for so long as CRS owns any Receivables.

        (b) The parties intend that Charge Customers shall be required to make all payments by mail to Syms. Syms will not actively solicit or encourage any Charge Customer to make a payment in any Store but may permit such payments as a customer convenience consistent with past practice. In accordance with the Operating Procedures, Syms, upon receiving any payment for an Account, will on the date of receipt of a check or cash, notify CRS of such payment by electronic data transmission (including payment date, amount, and account number), and CRS shall deduct such amount from any amounts due Syms under Section 3.03.

        (c) CRS assumes all obligations under the Credit Plan Agreements relating to Receivables owned by CRS excluding obligations express or implied with respect to the quality of the merchandise financed under such agreements.

        SECTION 7.06. Customer Service. (a) CRS and Syms agree to cooperate in rendering good customer service including, but not limited to, maintaining Syms current practice of answering the phones, responding to written and telephone inquiries and complaints concerning Loans, returns, adjustments, credits, bills, payments, collections and other matters (collectively "Inquiries and Complaints"). CRS shall provide toll free telephone numbers for use by the Charge Customers. CRS will answer 80% of all customer service calls from Charge Customers within 30 seconds. CRS agrees to respond quickly to all Charge Customers Inquiries and Complaints received by it and to make all necessary adjustments in such Charge Customer's account to correct errors and as required by law and good business practice.

        (b) Syms agrees to promptly forward to CRS or its affiliate all written Inquiries and Complaints directed to it, and to provide CRS with any information relating to each such Inquiry or Complaint including Merchandise Complaints as CRS may request.

        (c) CRS will promptly forward all Merchandise Complaints which CRS receives to Syms. Syms shall respond to and resolve all Merchandise Complaints promptly in accordance with the Operating Procedures and within the time period required by law. Syms will notify CRS of action taken with respect to Merchandise Complaints received by CRS and will provide a summary monthly of action taken with respect to all Merchandise Complaints.

        (d) Syms is authorized to accept returns of merchandise and credit the Accounts of Charge Customers making such returns. Syms will pay and/or credit CRS the amount of credits made to Accounts by reason of such returns. Syms shall notify CRS of any such credit made to a Charge Customer Account.

        (e) CRS will exercise all reasonable efforts to mail a new card to each Charge Customer in good standing within 5 days of notice from such Charge Customer who reports a lost or stolen card, provided the loss was not caused by the negligence of the Charge Customer.

        (f) CRS will provide customer service to Charge Customers at the following times: Monday-Saturday (other than Holidays) 8:00 A.M. - 12:00 midnight ET. The automated voice response unit is available 24 hours a day for customer inquiries, excepting a one half-hour period during the early morning hours.

        (g) If Syms fails to reply to the Charge Customer or to advise CRS as aforesaid, Syms will reimburse CRS for any loss of principal, interest and penalties (if any) resulting from any failure to make a timely reply to the Charge Customer.

        (h) Subject to Syms approval, CRS shall have the right at its own expense to mail surveys in order to determine Charge Customer satisfaction with the Credit Plan as CRS deems appropriate.

        SECTION 7.07. Mailing Labels; Syms Stuffers. CRS will, upon 30 days' advance notice, provide Syms mailing labels addressed to all Charge Customers for a charge of $9.00 per thousand labels or a computer tape containing the names and addresses of all Charge Customers for no charge. CRS will include in each regular monthly mailing to Charge Customers up to seven inserts of such promotional materials as Syms shall deliver to CRS or its affiliate reasonably prior (but in no case less than 10 days prior) to such mailing, provided that such materials conform with industry standards or can be inserted into CRS's mailing envelope by CRS's equipment and CRS has been notified of such mailing at least 30 days in advance of such mailing (60 days if such mailing is targeted to selected groups of Charge Customers). Such promotional materials shall be for goods and services for which the Credit Plan may be utilized. Syms will pay to CRS any increase in the cost of postage for such mailing. CRS will print on billing statements such messages with respect to Syms business and/or the Credit Plan as Syms shall reasonably request within 30 days prior to mailing, to the extent that space is available after providing for legal notices and delinquency and collection notices (but CRS may exclude such messages from statements for delinquent accounts). Any reference in such mailings to CRS or any of its affiliates or any term or condition of credit shall be subject to the prior written approval of CRS, which shall not be unreasonably withheld. Information concerning Charge Customer names and addresses shall not be used by Syms or CRS or by any independent contractors of CRS or Syms nor shall Syms or CRS permit it to be used in any way connected to any other credit plan including post termination credit plans except as may be permitted under Section 6.03(c) or 9.02(a).

        SECTION 7.08. Offerings of Third-Party Goods and Services. (a) With the prior written consent of Syms, CRS may offer to the Charge Customers goods and services of any party provided that such goods and services are not competitive with the goods and services offered by the Stores and the material clearly identifies the offeror in a way that will not lead the Charge Customer to believe that Syms is the offeror. CRS may mail such offerings to the Charge Customers in separate envelopes or include them with any regular monthly mailing to Charge Customers. Syms shall receive 50% of any net revenue that CRS may receive from these third party goods and services.

        (b) CRS expressly has not assumed and does not assume any obligations with respect to agreements between either Syms or GECC and third-party vendors, and CRS shall have no obligation to Syms or GECC to perform any obligations of Syms or GECC under any such agreement.

        SECTION 7.09. Promotion of the Charge Plan. (a) Syms will maintain the availability of the Credit Plan at all Stores and generally promote and publicize it at least to the same extent that it promotes and publicizes the most favored other credit card plan such as VISA or Mastercard accepted at the Stores. In any advertising or promotional mailing in which Syms mentions or promotes any credit plan accepted by it (except an advertisement or occasional promotional mailing paid for in whole or substantial part by the operator of a credit plan), Syms will mention or promote the Credit Plan with at least substantially equal prominence. Wherever Syms displays the acceptance decal, take-one boxes or other promotional material of any other credit plan, Syms will display the comparable material of the Credit Plan with at least substantially equal prominence. Syms shall take reasonable efforts to assure that employees of Syms shall promote the Credit Plan as the preferable charge plan. All references to CRS or the Credit Plan which refer to the specific terms of the Credit Plan must be approved by CRS. After the Conversion Date, Syms will not accept any new charges under the GECC Credit Plan and will not permit any other consumer credit plan (with or without a credit card) to utilize any trademark or trade name commonly utilized by Syms except to the extent such plan shall be permitted by
Section 6.03(c), 7.13 or 9.02(a).

        (b) CRS will develop and execute only with Syms approval marketing programs to market the Credit Plan to consumers residing in the areas served by the Stores. The details of each such marketing program will be presented to Syms in advance for its review, input and approval. CRS and Syms will each contribute $50,000 during the first Contract Year to a marketing fund in order to promote the Credit Plan. For subsequent Contract Years, the parties shall agree upon what amounts may be contributed to the marketing fund. Syms can develop and execute marketing programs for the Credit Plan without obtaining CRS approval, but will provide notification to CRS if such marketing programs will have a material impact on CRS.

        (c) CRS shall at its expense promote the Credit Plan by (i) providing appropriate signage (including listings of different credit cards accepted) and take-one boxes, which Syms shall strategically place in its Stores subject to the Credit Plan all of which become the property of Syms upon delivery, and (ii) developing easy to understand training materials on the operation of the Credit Plan and providing training programs for sales and service personnel to encourage support of the Credit Plan.

        SECTION 7.10. Meetings. CRS and Syms agree to use their best efforts to meet periodically to discuss the operations hereunder and to discuss and share information, including, without limitation, (i) the location, type and volume of total sales, Loans, and sales under any other credit card plans accepted in the Stores, and (ii) any promotional programs or other activities designed to increase Net Loans.

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
        SECTION 7.11. Reports. CRS shall furnish reports to Syms on a monthly basis in the form of the Report Forms, unless a different frequency shall be specified in the applicable Report Form.

        SECTION 7.12. Acquisitions. (a) Whenever Syms proposes (whether directly or through a subsidiary, through merger with or purchase of another company, chain or individual Stores, or through the opening of new stores) to operate Stores not then served by the Credit Plan, Syms will keep CRS fully informed as to its plans for such change in order to allow CRS to make preparations (i) to service such additional Stores, customers or business under the existing Credit Plan, or (ii) to establish a new Credit Plan for such additional Stores, customers or business, or (iii) to the extent permitted under the applicable agreements, to take over and service as a Credit Plan hereunder any existing private label credit program serving such Stores, customers or business if such plan is acquired by Syms each to the extent provided below.

        (b) If such Stores do not have a credit card program which is utilized primarily in such Stores at the time of acquisition, and (i) if such Stores are Stores selling merchandise generally similar to that currently sold by Syms, CRS and Syms will as soon as reasonably practicable make the Credit Plan available in such Stores to those customers who become Charge Customers in accordance with the terms of this Agreement, but (ii) if such Stores are not similar Stores CRS shall have the option, by notice to Syms within 30 days after all of the relevant information concerning such Stores is provided to CRS, to treat such Stores as provided in clause (i) and if CRS gives such notice both CRS and Syms shall be obliged to do so.

        (c) If such Stores have a credit card program which is utilized primarily in such Stores at the time of acquisition [and if such Stores are similar Stores], CRS (with Syms cooperation and assistance) will enter into negotiations to purchase the Receivables, credit agreements, records and other assets of such credit card program and to terminate any service or operating contract relating to such program. If such purchase and termination can be arranged at a price satisfactory to CRS and such program can be converted into a part of the Credit Plan at a cost satisfactory to CRS, and without adversely affecting Syms, CRS will notify Syms that it has elected to purchase and convert such program, and upon completion of such purchase and conversion such Stores shall be Stores as defined herein and eligible participants in such program will become Charge Customers as defined herein.

        (d) If CRS fails to give the notice referred to in subsection (c) above to Syms within 30 days after the acquisition of the Stores, Syms may continue to utilize and promote such program at the acquired Stores, subject to the following sentence. If CRS shall notify Syms within 30 days after the acquisition of such Stores that it was unable to arrange the purchase, termination and conversion of such program primarily because of its inability to negotiate the termination of a service or operating contract relating to such program at a cost satisfactory to CRS, Syms shall keep CRS advised of its prospective expiration or termination, and shall not renew or extend such contract until CRS has had a reasonable opportunity, prior to such expiration or termination to again negotiate to purchase the Receivables, credit agreements, records and other assets of such program; if such purchase can then be arranged at a price satisfactory to CRS and the program can then be converted into a part of the Credit Plan at a cost satisfactory to CRS and without adversely affecting Syms, CRS shall give the notice referred to in the last sentence of subsection (c) above with the same effect. If such purchase cannot be arranged, then Syms may renew or extend such servicing or operating contract.

        SECTION 7.13. Store Closings. (a) As of the Closing Date, Syms financial strength is as good as any other similar company in the retail industry. Their operating income is strong. This is the type of high-quality company that CRS likes to do business with.

        (b) The provisions of this Section 7.13 shall only apply if more than five Stores (excluding Store relocations) close within any six month period ("Closed Stores"). At the end of each month, CRS shall calculate the Receivables associated with such Closed Stores as a percentage of total Receivables associated with the Credit Plan. (The Closed Store Receivable is the total balances on Accounts where the most recent purchase was made in a Closed Store. If a Charge Customer that purchased in a Closed Store subsequently purchases in an open Store, the Account will be removed from the Closed Store Receivables.) If the above percentage is greater than 10%, then the loss rate for the Closed Store Receivable is calculated. If this loss rate is higher than the loss rate for the entire Credit Plan, the difference between this Closed Store loss rate and the Credit Plan loss rate is multiplied by the Closed Store Receivable to determine incremental losses, and Syms shall pay this amount to CRS within 30 days of written notification. If Syms is required to make any payment under this
Section 7.13(b), then the calculation of Closed Store Receivables as a percentage of total Receivables shall occur each month until the loss rate associated with such Closed Stores is less than 10%. At such time, the provisions of this Section 7.13(b) shall cease to apply until the next time Syms Closed Store Receivables as a percentage of total Receivables is greater than 10%.

        (c) If Syms closes 10 or more Stores (excluding Store relocations) in any 12 month period CRS shall have the right to terminate the Credit Plan with 120 days prior written notice.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

        SECTION 8.01. Termination on Default. If any of the following events ("Events of Default") shall occur and be continuing:

        (a) Syms or CRS shall fail to make any material payment due hereunder for a period of 10 days after notice thereof from the other;

        (b) Syms or CRS shall fail to comply in any material way with any of their respective obligations contained herein for a period of 30 days after notice from the other;

        (c) Any representation or warranty made by Syms or CRS herein or in any document delivered pursuant hereto shall have been or shall be incorrect in any material respect and/or material amount (as the case may be) when made or deemed made and has not been cured for a period of 30 days after notice from the other; provided that incorrect representations and warranties by Syms with respect to Receivables aggregating less than 5% of the Receivables then owned by CRS will not constitute an Event of Default if Syms reimburses CRS for such Receivables if required to do so by Section 3.04; or

        (d) Syms or any of its subsidiaries or CRS or any of its parent corporations shall generally not pay its debts as such debts become due unless either party has a serious good faith dispute with such debts, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Syms or any of its subsidiaries or CRS or any of its parent corporations seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

then (i) if any Event of Default with respect to Syms shall occur and be continuing CRS may, at its option, and (ii) if any Event of Default with respect to CRS shall occur and be continuing Syms may at its option, at any time by notice to the other cause this Agreement to be terminated on the date specified in such notice. Upon any such termination, the terminating party shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under other applicable laws, which shall be cumulative.


                                   ARTICLE IX

                TERMINATION AND PURCHASE OPTION OR COLLECT-OUT OF
                                   RECEIVABLES

        SECTION 9.01. Term; Termination. This Agreement shall remain in effect until the effective date (the "Termination Date") on which this Agreement is terminated by one of the parties hereto pursuant to this Section, Section 6.04, or Section 8.01. Either party may terminate this Agreement effective on the last day of the fifth Contract Year or thereafter at the end of each subsequent fifth Contract Year, by giving written notice to the other party not less than ninety
(90) days prior to such Termination Date.

        SECTION 9.02. Option to Purchase Receivables. (a) In the event of termination by either party, Syms shall have the option to purchase or to cause another bank to purchase from CRS, on the Termination Date or such other date as the parties may agree upon (the "Purchase Date"), all of the Receivables, other than the Receivables set forth in Schedule 3, on the day prior to the Purchase Date (the "Final

Receivables"). Syms shall do this by giving irrevocable written notice of exercise of this option to CRS or its affiliate, (i) not less than ninety days prior to the Termination Date if terminated pursuant to the last sentence of
Section 9.01 (except that Syms shall have an additional 10 days if CRS is the one terminating), (ii) two months prior to the Termination Date if terminated pursuant to Section 6.04, (iii) together with any notice of termination given by Syms under Section 8.01, (iv) within 10 days after the giving of the notice of termination by CRS under Section 8.01 or (v) within ten days of receiving notice of termination pursuant to Section 7.13. Upon the giving of such notice of exercise, CRS shall be obligated to sell and Syms shall be obligated to cause the designated bank to purchase in accordance with the terms of this Section. The purchase price shall be equal to the amount of the Final Receivables as of the close of business on the day prior to the Purchase Date.

        (b) In connection with any such purchase CRS may elect to refund all credit balances in cash in lieu of credit for the amount thereof assumed by the purchaser. The purchase price shall be payable in full on the Purchase Date in same day funds by wire transfer to an account of CRS at Citibank, N.A. against delivery by CRS of an assignment of all of its right, title and interest in and to the Accounts, Receivables, Credit Agreements and credit cards and all Records and other data obtained in connection with the operation of the Credit Plan or otherwise pursuant to this Agreement, without recourse and without warranty of any kind except that the amounts of the Final Receivables are correct, based (except for finance charges) upon information provided by Syms and that the assets so conveyed are the property of CRS free and clear of any Adverse Claim arising out of any act or omission of CRS. In the event Syms purchases or causes another bank to purchase the Final Receivables, the names, addresses and credit histories of the Charge Customers and, if CRS is the owner, the credit standards, except for proprietary credit scores, used by CRS in evaluating applications for credit under the Credit Plan shall be included among the assets conveyed to such purchaser and shall be the exclusive property of the purchaser after the Purchase Date. The purchaser shall not be entitled to set off against the purchase price any disputed claim it or Syms may have against CRS for damages, and CRS shall not be entitled to withhold delivery of the assignment on account of any disputed claim it may have against Syms for damages.

        (c) CRS shall cooperate in good faith with the purchaser in transferring the Final Receivables sold to the purchaser and the operation of the Charge Plan to the purchaser and shall make available to the purchaser in advance the master file tape or extracts therefrom and other records necessary to assist the purchaser in analyzing such Receivables and in establishing its own records for operations after the Termination Date. On the Purchase Date CRS will deliver one or more computer tapes containing all of the information normally maintained by CRS with respect to the assets being conveyed for purposes of billing, credit review, dunning and collection, and a description of the format in which such information is recorded on tape, and all of the written records and documents maintained by CRS with respect to the foregoing, and all unused supplies for the Credit Plan which do not include the name of CRS. CRS shall be entitled to retain copies of any of the foregoing only to the extent required by law (after which such copies shall be destroyed), and CRS shall preserve the confidentiality of and shall not permit the use of or disclose any documents or information so conveyed, whether for commercial gain or any other purpose. CRS shall provide such additional cooperation and information as the purchaser shall reasonably request. Without limitation to the foregoing, CRS shall use good faith efforts to assist any successor provider to understand the record layout and file structure of the database and to analyze pertinent account information and portfolio characteristics and shall provide all access, information, assistance and documentation that CRS has required or requested of GECC and Syms in connection with the conversion hereunder (including, without limitation, with regard to the matters addressed in Article I and II and Schedule 1).

        SECTION 9.03. Special Compensation. In the event that Syms does not elect to purchase or cause a bank to purchase the Receivables, or having so elected the designated bank does not purchase the Receivables, Syms shall (unless this Agreement was terminated by Syms under Section 8.01):

        (a) compensate CRS to collect-out- the Receivables, upon billing in an amount equal to: (i) CRS's Net Credit Losses after the termination date, plus
(ii) 110% of CRS's programming, processing, administrative and collection agency expenses, plus or minus the net of (iii) the actual costs for CRS to fund the Receivables over the total amount of finance charges CRS assesses to Charge Customer's each month. If the costs of funds exceeds the finance charges, the net amount will be added to the above subsection (i) and (ii). If the finance charges exceed the costs of funds, the net amount will reduce the total of subsections (i) and (ii).

        (b) not take any action which might diminish CRS's ability to collect the Receivables in full (including but not limited to honoring or otherwise extending credit on the basis of CRS's cards, utilizing CRS's numbering system for credit accounts, or issuing new cards or opening new accounts as replacements for CRS's card or accounts), but this shall not prevent Syms from introducing a new credit plan for its customers if each customer is required to apply for a new account and card and provides the usual credit information to Syms.

        SECTION 9.04. Post-Termination Matters. (a) If Syms purchases or causes a bank to purchase the Receivables, it will cause CRS to assume all of the duties which CRS may have to the Charge Customers under their Credit Agreements and all laws and regulations applicable thereto arising after the Purchase Date and cause CRS to perform them in full compliance with law and good business practice.

        (b) On the Termination Date (regardless of the reason for termination) all obligations of CRS to Syms to make Loans to Charge Customers or render services of any kind to Syms, and all obligations of Syms to honor the Charge Plan or its cards or to render services of any kind to CRS, shall terminate. Any obligation of either party to the other to make any payment hereunder accrued prior to or on the Termination Date, or thereafter under Section 9.03 or 10.01, shall continue in effect.

                                    ARTICLE X

                                  MISCELLANEOUS

        SECTION 10.01. Indemnification. (a) Syms will indemnify and hold CRS and its affiliates and their directors, officers, employees and agents harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may arise out of or relate to any Receivable sold to CRS or generated pursuant to the Charge Plan hereunder or arise by reason of (i) any act or omission by Syms or any of its directors, officers, employees, or agents which constitutes a failure by Syms to comply or causes CRS to fail to comply with any law or regulation governing the transactions or operations contemplated hereby or which violates the personal or property rights of any third party, or (ii) any sale of goods or services allegedly financed under the Credit Plan (including any alleged defect therein or misrepresentation), or (iii) any failure by GECC or Syms to comply fully with all federal, state and local laws and regulations governing the relationship between merchant and consumer or between creditor and debtor, including (laws relating to Truth-In-Lending, credit opportunity, credit reporting, billing, the correction of billing errors, usury and finance charges) (collectively, "Consumer Credit Laws") prior to the Conversion Date, except that this indemnity shall not apply to any failure to perform any duty or function which CRS has agreed to perform under this Agreement. CRS will indemnify and holds Syms and its directors, officers, employees and agents harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may arise by reason of (i) any act or omission by CRS or any of its directors, officers, employees, or agents which constitutes a failure by CRS to comply or causes Syms to fail to comply with any law or regulation governing the transactions or operations contemplated hereby (including, without limitation, applicable Consumer Credit Laws) or which violates the personal or property rights of any third party, (ii) any sale made by a third party pursuant to Section 7.08(a), or (iii) any claim or complaint made by a third party in connection with advertisements or promotions that CRS approved relating to the Credit Plan, except that this indemnity shall not apply to any failure to perform any duty or function which Syms has agreed to perform under this Agreement. Each indemnified party shall promptly notify the other with respect to any claim, damage, liability or expense which may be covered by this indemnity and permit the indemnifying party to assume the defense thereof, and such indemnified party will not settle such matter without the approval of the indemnifying party. An indemnitee's right to indemnification hereunder shall not be subject to set off for any claims by the indemnitor against any indemnitee.

        (b) Syms will indemnify and hold CRS and its affiliates harmless from and against any taxes imposed on Syms for which CRS or any of its affiliates may be held liable as successor to, or transferee of, Syms with respect to the Credit Plan, for periods (or portions thereof) ending on or prior to the Closing Date.

        SECTION 10.02. Amendments. Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the party or parties to be bound thereby.

        SECTION 10.03. Complete Understanding, Etc. This Agreement incorporates all of the understanding of the parties with respect to the subject matter and no representation, warranty or agreement not set forth herein shall be binding on either party. This Agreement shall be binding upon and inure to the benefit of Syms and CRS and their respective successors and assigns, except that no party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other, provided that (i) CRS may assign its rights hereunder or its interests herein to any affiliated bank, but CRS shall remain liable to Syms for performance of its duties hereunder by any such assignee and (ii) Syms may assign its rights hereunder or its interests herein to any affiliate, but Syms shall remain liable to CRS for performance of its duties hereunder by any such assignee.

        SECTION 10.04. Notices Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed (by certified or registered mail return receipt requested or nationally recognized private courier) or delivered, to Syms at its address at 1 Syms Way, Secaucus, New Jersey 07094, Attention: Chief Financial Officer with a copy to Steve Armstrong, Esquire, Paul Hastings, Janofsky & Walker, 1055 Washington Blvd., Stamford, Connecticut 06905 and to CRS at its address at 245 Old Country Road, Melville, New York 11747, Attention: President, or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective, upon receipt.

        SECTION 10.05. No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 10.06. Confidentiality. CRS shall keep confidential, during and after the term of this Agreement, all information and knowledge regarding the Credit Plan, including all Records and other data relating thereto, and the policies, plans and operations of Syms, both with respect to the Credit Plan and to the business of Syms generally, which is communicated to it in confidence by Syms and is not available to the general public, provided that CRS may make such information available, as necessary to carry out its obligations hereunder or to comply with applicable law or regulations, to its directors, officers, employees, agents, auditors, attorneys and business consultants (who will be required to preserve the confidentiality of such information), to any regulatory agency asserting jurisdiction over it, or otherwise as required by law. CRS will treat such information with the same degree of care that it treats its own confidential information. This section shall not restrict the rights of CRS to utilize the names, addresses, credit histories, Records, etc. of Charge Customers pursuant to Section 7.08 and Section 9.03. This Section 10.06 shall survive the termination of this Agreement.

        SECTION 10.07. Coordination of Public Statements. Neither party will make any public announcement of the Credit Plan or provide any information concerning the Credit Plan to any representative of any news, trade or other media, or respond to any inquiry from any public or governmental authority concerning the Credit Plan without prior consultation and coordination with the other party.

        SECTION 10.08. Status of Parties. It is expressly understood and agreed between the parties that each party is an independent contractor and that nothing herein shall be construed as creating a partnership, joint venture, or agency relationship between the parties hereto and that neither of the parties shall have the power or authority to bind or obligate the other party.

        SECTION 10.09 Audit and Access Rifts. (a) In addition to the other rights set forth in this Agreement, Syms shall, subject to the confidentiality provisions set forth in Section 10.06, permit CRS and its designees, and their respective officers, employees, attorneys, and/or accountants during normal business hours with reasonable advance notice, in such a manner as to minimize interference with Syms normal business operations, to examine, inspect, and make copies of all of the data, records, files, and books of account under the control of Syms relating to Accounts, Charge Customers, Receivables and all aspects of the Credit Plan and the transactions contemplated by this Agreement. Syms shall use commercially reasonable efforts to deliver any document or instrument necessary for CRS to obtain such information from any person maintaining records for Syms. Except as otherwise specifically provided in this Agreement, the cost and expense of any such examinations shall be borne solely by CRS.

        (b) In addition to the other rights set forth in this Agreement, CRS shall permit Syms and its designees, and their respective officers, employees, attorneys, accountants and/or other representatives, during normal business hours with reasonable advance notice, in such a manner as to minimize interference with CRS's or its affiliate's normal business operations, to examine, inspect, and make copies of all of the data, records, files and books of account under the control of Bank or its affiliate relating to Accounts, Charge Customers, Receivables and all aspects of the Program and the transactions contemplated by this Agreement. CRS shall use commercially reasonable efforts to deliver any document or instrument necessary for Syms to obtain such information from any person maintaining records for CRS. Except as otherwise specifically provided in this Agreement, the cost and expense of all such examinations shall be borne solely by Syms.

        SECTION 10.11. Waiver of Jury Trial. Notwithstanding anything stated herein, if either party brings any action against the other party, whether at law or equity regarding such offer party's performance under this Agreement or brings any action connected in any way with this Agreement, the parties hereby waive any right they may now or hereafter possess to a trial by jury.

        SECTION 11. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.



        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SYMS CORPORATION                      CITICORP RETAIL SERVICES, INC.



By:  /s/ MARCY SYMS                   By: /s/ JOSEPH CERULLO
   --------------------------            ---------------------------


Its: President                        Its:  Chief Financial Officer
    -------------------------             --------------------------

                                                                      SCHEDULE 1



                           PREPARATION FOR CONVERSION







In preparation for a conversion, information will be required to enable CRS to execute the conversion and manage the program going forward. These requirements are expected by third party providers as standard in any changeover.

1. Credit Plan Information. (a) SYMS or GECC will provide CRS or its affiliate with computer tapes, file layouts, Credit Plan records and the like as set out more fully in List A. These items of information are required to enable CRS to convert and service the Eligible Receivables. If such information is not provided to CRS as often and within the time frames indicated in Attachment A and CRS determines that the failure to provide such information materially impairs CRS's ability to convert, CRS may terminate this Agreement and neither party shall be obligated to the other.


                                     List A

                          SYMS CONVERSION REQUIREMENTS


                           Items                                      Frequency*
- ---------------------------------------------------------------       ----------
1.  File layouts with field definitions and explanations              1X
    for all data elements on each file.

2.  A complete Masterfile Tape (with control totals.)                 Multiple

3.  Tape(s) for unbilled financial and non-financial trans-           Multiple
    actions files (with control totals) and corporate program related files.

4.  Deferred transactions and associated detail to provide            Multiple
    for conversion and billing (with control totals) if any programs are in effect.

                                     List A

                          SYMS CONVERSION REQUIREMENTS
                                    (Cont'd.)

                              Items                                   Frequency*
- -----------------------------------------------------------------     ----------
5.  Credit (credit lines and authorizations) aging, curing and        1X
    write-off policies.

6.  Fiche of customer billing statements for 24 months. If            1X
    unavailable, then SYMS/GECC to provide copy of same upon request.

7.  Transaction data: Payment fiche only assuming all sales,          1X
    adjustments, media, etc. are held at SYMS and are avail-able. If payment fiche is not available, then SYMS/GECC to provide copy of payment upon request.

8.  Account number and magnetic stripe structures and                 1X
    contents.


Note: Once the file contents are reviewed, there may be additional requests for specific data.

1. Credit Plan Information. (b) SYMS agrees to use its best effort, including exercising all its rights under the GECC Agreement to supply CRS or its affiliate with data records and information that is substantially the same as currently exists on CRS's system (collection, customer service and authorizations) which records and information is identified in List B. If SYMS is unable to provide such information, SYMS recognizes that CRS's ability to service and administer the Credit Plan may be materially affected until such time as CRS is able to develop sufficient information on its own to be able to service and administer the Eligible Receivables in accordance with the policies and procedures and to provide an acceptable level of service. In addition, SYMS will indemnify CRS against any liability arising by reason of CRS's failure to comply with any laws governing the relationship with Charge Customers caused by SYMS inability to provide such information to CRS.

                                     List B

                          SYMS CONVERSION REQUIREMENTS


                          Items                                     Frequency *
- -------------------------------------------------------------       -----------
1.  All approved and declined applications with correspond-         1X
    ing credit reports for the prior 24 months (in machine readable format.)

2.  Open billing inquiries. (Transactions in dispute, etc.)         1X

3.  Collection customer documents (such as arrangement              1X
    letters, CCCS, etc.)

4.  Test tape(s) for:                                               Multiple
       a.    Collection System (collector notes, etc.)
       b.    C/S Message Module
       c.    Outstanding Authorizations
       d.    On-line Statement File

5.  File layouts for above.                                         1X

6.  Purged account file tape with layout (with control totals.)     Multiple

7.  Credit procedure and policy manuals excluding                   1X
    proprietary data.

8.  Samples of completed credit forms, statements, plastics, etc.   1X

* All with control totals.

1. Credit Plan Information. (c) SYMS will also use its best efforts, including exercising all its rights under the GECC Agreement to obtain from GECC the information identified in List C, but shall not be obligated to provide such information. Notwithstanding the foregoing, if SYMS is unable to provide such information, SYMS recognizes that CRS's ability to provide an acceptable level of service may be adversely affected.


                                     List C

                          SYMS CONVERSION REQUIREMENTS


                       Items                                      Frequency*
- ---------------------------------------------------               ----------
1. Resolved billing inquiries for prior 6 months.                 1X


                                       ***



2. Credit Criteria. To the extent SYMS may obtain copies thereof after expending commercially reasonable efforts, SYMS will deliver to CRS copies of all written Operating Procedures which contain the criteria used by GECC in determining persons eligible to become Charge Customers and the credit limit of each such Charge Customer. SYMS or GECC will not, without the prior written consent of CRS, materially change such criteria nor accept as a Charge Customer any person who does not meet such criteria nor permit any Charge Customer to incur receivables in excess of such credit limit (except in each case to the extent required by law.)

3. Cooperation. SYMS will cooperate and will use commercially reasonable efforts to cause GECC to cooperate, consult with, and assist CRS or its affiliate in its examination thereof, and to provide to CRS adequate office space and facilities for the employees thereof to examine any such records, including facilities for copying portions thereof, and to provide such summaries and tabulations as are readily available and as CRS shall reasonably request; and, except to the extent that transfer of such records would interfere with SYMS present business operations of SYMS or its obligations hereunder, will deliver such records as required hereunder to CRS or its affiliate upon request.

4. Conversion of Computer Records. SYMS will deliver to CRS a description of its cardholder master record layout including all data elements in detail. CRS will develop a plan for the conversion of such records to CRS's format. SYMS will deliver to CRS an IBM compatible conversion test tape. SYMS will also deliver to CRS a computer tape file in a form and format specified by CRS for the generation of account numbers for GECC Credit Plan accounts. SYMS will also deliver to CRS a final conversion computer tape containing all data elements and financial information in the form and format reasonably specified by CRS.

5. Converted Accounts. CRS will establish account records (in accordance with information supplied by SYMS or GECC) for all Charge Customers (which shall include all Existing Customers With current Eligible and Ineligible Receivables.)

6. Payments and Other Correspondence. Unless the parties shall agree upon an alternative arrangement, SYMS shall make arrangements for the last billing statements prepared by GECC to direct all Charge Customer payments and other correspondence relating to the Credit Plan to a GECC controlled Post Office box. In the event any payments or other correspondence relating to the Credit Plan are received by SYMS or GECC after the Closing Date, SYMS will automatically forward or use commercially reasonable efforts to cause GECC to automatically forward to CRS all such payments and correspondence within one Business Day without handling or processing by SYMS or GECC.

                                   SCHEDULE 2

INELIGIBLE CUSTOMERS AND INELIGIBLE RECEIVABLES.

        This Schedule applies only to the sale of Receivables which are incurred prior to the Closing Date.

        A Charge Customer will be an Ineligible Customer and the Receivables of such Customer will be Ineligible Receivables if on the Last Billing Date one or more of the following criteria shall be applicable, whether or not the relevant facts are then known to GECC, Syms or CRS:

        1. The Customer's Account or Receivables is referred to a collection agency or an attorney for collection.

        2. The Customer is a corporation, partnership, or other business entity. However, CRS reserves the right to purchase such Ineligible Receivables on a nonrecourse basis if such entity passes an independent credit check. If such entity does not pass such independent credit check, then CRS will still purchase such Ineligible Receivable pursuant to Syms' request, but such purchase by CRS shall be on a recourse basis to Syms.

        3. The Customer is deceased.

        4. The Customer is under the age of 18 years.

        5. The account is designated in any of GECC's records as a "fraud" or "forgery" account or a "legal status account" or any similar designation.

        6. Proceeding under Bankruptcy Code or any other law for the relief of debtors or for the custody of the property of incompetents have been commenced by or against the Customer and are pending.

        7. The Customer's Account does not contain a valid mailing address for such Customer.

        8. Any Receivable or any portion of which is more than 180 days past due as of the Last Billing Date.

                                   SCHEDULE 3



With respect to the following Receivables, Syms or any other financial institution on behalf of Syms is not obligated to purchase such Receivables on the Purchase Date set forth in Section 9.02.

        1. The Customer's Account or Receivable is referred to a collection agency or an attorney for collection.

        2. The Customer is a corporation, partnership or other business entity. However, if CRS purchased such Receivables pursuant to Schedule 2, No. 2, then the purchaser shall be obligated to purchase such Receivables.

        3. The Customer is deceased.

        4. The Customer is under the age of 18 years.

        5. The Account is designated in any of CRS's records as a "fraud" or "forgery" account or a "legal status account" or any similar designation.

        6. Proceeding under Bankruptcy Code or any other law for the relief of debtors or for the custody of the property of incompetents have been commenced by or against the Customer and are pending.

        7. The Customer's Account does not contain a valid mailing address for such Customer.

        8. Any Receivable or any portion of which is more than 180 days past due as of the Last Billing Date.

                                  Schedule 4

                                 SYMS PRICING

                                RATES BY STATE





                      STATE                      CRS RATE
                        CT                          18%
                        FL                          18%
                        GA                          18%
                        IL                          18%
                        MA                          18%
                        MD                          18%
                        MI                          18%
                        MO                          18%
                        NC                          18%
                        NJ                          18%
                        NY                          18%
                        OH                          18%
                        PA                          18%
                        RI                          18%
                        TX                   18%/12% @ $2150
                        VA                          18%